UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/07/2007

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

As previously reported in its Current Report on Form 8-K filed on October 3, 2007, on September 27, 2007, Raser Technologies, Inc., a Delaware corporation (the Company), and the members of GeoLectric Power Company NM, LLC (GeoLectric), entered into a letter agreement (the Letter Agreement), providing for the purchase by the Company of GeoLectric and its wholly-owned subsidiary, Lightning Dock Geothermal, Inc. (Lightning Dock).

On December 3, 2007, the Company entered into an asset purchase agreement (the Purchase Agreement) with Lightning Dock, GeoLectric, Edward C. Fisch, a resident of the State of California, Edward C. Fisch, Trustee of the Edward C. Fisch Defined Benefit Plan, a trust established pursuant to ERISA, and Jack S. Wood, Trustee of the Wood Family Trust, a trust established pursuant to the laws of the State of California (collectively, the Owners). The Purchase Agreement provides for the purchase by the Company of all of the right, title and interest in Lightning Dock's assets (the Purchase). It is the intent of the parties that the Purchase Agreement supersedes the Letter Agreement unless certain governmental approvals relating to the transaction are not obtained by December 24, 2007, as more fully described below.

The Purchase is subject to the Department of the Interior, Bureau of Land Management's (BLM) approval of the assignment of BLM lease #NM 34790 (the BLM Lease) to the Company. If the BLM approves the assignment of the BLM Lease, the Letter Agreement will be terminated. If the BLM rejects or otherwise fails to approve the assignment of the BLM Lease to the Company by December 24, 2007, the Purchase Agreement shall be deemed null and void, and the parties shall revert to the Letter Agreement, without waiver by any party of any provision therein.

Under the terms of the Purchase Agreement and upon the BLM's approval of the assignment of the BLM Lease, the Company agreed to pay $4,140,000 to Lightning Dock. Upon the termination of a certain escrow agreement related to the transaction, Lightening Dock shall loan $900,000 to the Company in return for a promissory note from the Company to Lightening Dock in the amount of $900,000 in principal plus $50,000 in interest charges due and payable on or before January 5, 2009 and Lightning Dock shall reimburse to the Company the $500,000 initial down payment plus interest accruing at 4.82 percent per annum that the Company made to Lightning Dock pursuant to the terms of the Letter Agreement. An additional $350,000 shall be paid to the Owners, which is subject to certain potential set-offs by the Company, upon the Company obtaining surface access rights to real property relating to the BLM Lease located in Hidalgo County, New Mexico. The Company also agreed to pay to the Owners an additional $150,000, which is subject to certain potential set-offs by the Company, if a certain unrelated third-party's rights to any assets of Lightning Dock are fully extinguished.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.        Description
10.1        Lightning Dock Geothermal, Inc. Asset Purchase Agreement, dated as of December 3, 2007, by and among Lightning Dock Geothermal HI-01, LLC, a Delaware limited liability company, Lightning Dock Geothermal, Inc., a New Mexico corporation, GeoLectric Power Company NM, LLC, a New Mexico limited liability company, and Edward C. Fisch, a resident of the State of California, Edward C. Fisch, Trustee of the Edward C. Fisch Defined Benefit Plan, a trust established pursuant to ERISA, and Jack S. Wood, Trustee of the Wood Family Trust, a trust established pursuant to the laws of the State of California

Confidential treatment has been requested for portions of this exhibit.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: December 07, 2007	By:	/s/ Brent M. Cook
Brent M. Cook
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-10.1